UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D. C.  20549

                             FORM 8-K


                          CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

  Date of Report (Date of earliest event reported) February 27, 2002


                       AMC ENTERTAINMENT INC.
     (Exact name of registrant as specified in its charter)


DELAWARE                      1-8747             43-1304369
(State or other jurisdiction (Commission       (IRS Employer
of incorporation)	          File Number)    Identification No.)




106 W. 14TH  STREET
P.O. Box 219615
Kansas City,  Missouri                            64121-9615
(Address of principal executive offices)          (Zip Code)


Registrant's telephone number, including area code
      (816) 221-4000



Item 5. Other Events and Regulation FD Disclosure

     In furtherance of our efforts to complete our proposed acquisition of GC Companies, Inc., on February 27, 2002, we, together with GC Companies and the official committee of unsecured creditors in the Chapter 11 cases of GC Companies and its chapter 11 debtor affiliated entities, entered into a support agreement with The Bank of Nova Scotia wherein the parties conditionally agreed to support a modification to the GC Companies' plan of reorganization. With the execution of this agreement, we now have obtained support agreements from the most significant institutional creditors of GC Companies. On March 1, 2002, GC Companies and the official committee of unsecured creditors filed a modified first amended joint plan of reorganization reflecting, among other matters, the modifications referred to in the Bank of Nova Scotia support agreement and a support agreement with Fleet National Bank and Bank of America referred to below that was entered into on February 14, 2002. In addition, on March 1, 2002, Fleet National Bank notified us of its election to accept payment under the plan of reorganization of its domestic bank claims in the form of our senior subordinated notes.

     As a result of these and other developments, we currently estimate that the purchase price for GC Companies will be $174.8 million (net of $6.5 million from the committed sale of GC Companies' portfolio of venture capital investments), consisting of $74.4 million of cash, $70 million of our senior subordinated notes and $30.4 million of our common stock, which would represent approximately
2.7 million shares at a price of $11.24 per share (the last reported sale price of our common stock on March 4, 2002).

     The ultimate amount that we will distribute to creditors of GC Companies is not presently determinable with certainty and will depend, among other things, upon:

a final determination of allowed claims that will be made by the bankruptcy court;

the form of consideration chosen by certain creditors to whom alternatives are available;

the form of recovery and consideration we choose to issue to certain creditors;

the amount of cash otherwise available to GC Companies at the effective date of the plan of reorganization; and

the length of time it takes to consummate the transaction.

      Our purchase price estimates do not include certain contingent obligations referred to in under "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" in our Quarterly Report on Form 10-Q for the thirty-nine weeks ended December 27, 2001. Our purchase price estimates also assume that GC Companies' debtor-in-possession, or DIP, facility borrowings at the effective time of the plan of reorganization will not exceed $20.5 million, which amount includes $10.75 million for the purchase of participating interests in loans to GC Companies' South American joint venture as contemplated by the Fleet/Bank of America support agreement. If borrowings at the effective time are different from our current estimates, the purchase price and the cash we will pay may increase or decrease depending on the final borrowings outstanding under the DIP facility. We are required to repay the DIP facility on the effective date of the plan of reorganization if GC Companies is unable to do so.


Item 7. Financial Statements and Exhibits.

Exhibits:

2.1	Support Agreement dated February 27, 2002, by and among AMC
Entertainment Inc., GC Companies, Inc. ("GCX,", and together with its Chapter 11 debtor affiliated entities, the "GCX
Debtors"), the Official Committee of Unsecured Creditors in the
Chapter 11 Cases of the GCX Debtors and The Bank of Nova Scotia.

2.2	Modified First Amended Joint Plan of Reorganization of Debtors
and Official Committee of Unsecured Creditors for GC Companies,
Inc. and its Jointly Administered Subsidiaries filed on March 1,
2002 with the United States Bankruptcy Court for the District of
Delaware.




SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


		AMC ENTERTAINMENT INC.



Date:	March 7, 2002
By: 	/s/ Craig R. Ramsey
Craig R. Ramsey
Senior Vice President, Finance,
Chief Financial Officer and
Chief Accounting Officer